Exhibit 22.1
List of Guarantor Subsidiaries

Celanese US Holdings LLC (the "Issuer"), a 100% owned subsidiary of Celanese Corporation (the "Parent"), has 3.500% Senior Notes due 2024, 5.900% Senior Notes due 2024, 1.250% Senior Notes due 2025, 6.050% Senior Notes due 2025, 1.400% Senior Notes due 2026, 4.777% Senior Notes due 2026, 2.125% Senior Notes due 2027, 6.165% Senior Notes due 2027, 0.625% Senior Notes due 2028, 6.350% Senior Notes due 2028, 5.337% Senior Notes due 2029, 6.330% Senior Notes due 2029, 6.550% Senior Notes due 2030, 6.379% Senior Notes due 2032 and 6.700% Senior Notes due 2033 (the "Senior Notes"). The Senior Notes are jointly and severally guaranteed on a full and unconditional basis by the Parent and the 100% owned subsidiaries of the Parent listed below.

Name of Company	Jurisdiction
Parent Guarantor
Celanese Corporation	Delaware

Subsidiary Guarantors
Celanese Acetate LLC	Delaware
Celanese Americas LLC	Delaware
Celanese Chemicals, Inc.	Delaware
Celanese Global Relocation LLC	Delaware
Celanese International Corporation	Delaware
Celanese Ltd.	Texas
Celanese Sales U.S. Ltd.	Texas
Celtran, Inc.	Delaware
CNA Holdings LLC	Delaware
KEP Americas Engineering Plastics, LLC	Delaware
Ticona Fortron Inc.	Delaware
Ticona LLC	Delaware
Ticona Polymers, Inc.	Delaware